CNA Financial Second Quarter 2024 Earnings Remarks
Dino Robusto, Chairman and Chief Executive Officer:
Before providing remarks on our results for the second quarter, I would like to comment on the pending CEO transition that we announced on June 5, 2024 that takes effect January 1, 2025. For the past eight years, it has been my honor and privilege to lead CNA on a journey to record levels of profitability and production results. Doug Worman has been instrumental to the success achieved over the many years we have worked together, and he has been an outstanding partner in this journey as Global Head of Underwriting. I have absolute confidence that he is the right successor to drive CNA ever-forward to continued levels of top performance. I am also very pleased to assume the new role as Executive Chairman of the Board and strategic advisor, supporting Doug as CEO.
Together with the Board, we are excited about the future of CNA and you should expect the same level of underwriting prowess and strategies that have been the hallmark of our success over the last eight years to continue unabated.
In the second quarter we produced very strong results with excellent profitability including the fifth consecutive quarter with pretax underlying underwriting gain of $200 million or greater, higher investment income, solid top-line growth, and a one-point increase in Commercial rate. Importantly, for Commercial excluding workers’ compensation, written rate change is 8% and covers our loss cost trend, and, specifically for commercial casualty lines like auto and excess casualty, written rate change continues to be low double-digit and covers loss cost trend for the respective classes.
Before drilling down further on the numbers, I wanted to begin by highlighting that over the last several years we have spoken extensively about loss cost trends, the philosophy behind how we have set our current accident year loss picks, and what we have experienced in prior year reserve development. These continue to be a primary focus for us so I will add some additional insight based on our recent experience in the quarter and the first half of 2024.
Our long-run loss cost trends are unchanged and average about 6.5% overall. But as I indicated last quarter, several casualty lines have actually doubled over the last five years from the impact of social inflation -- namely commercial auto, primary general liability, and excess casualty in Commercial. And today the long-run loss cost trends for commercial auto and excess casualty are low double-digit. Primary general liability is slightly above the overall average, property is slightly below and workers’ compensation long-run loss cost trends are lower than the overall average.
In our Specialty segment, the loss cost trend is around mid single-digit with medical malpractice higher than the average and our affinity programs below the average. In our International segment, the overall average is also roughly mid single-digit.
We have also commented over the years on the reserve development we had experienced in lines like medical malpractice, commercial auto and general liability, inclusive of primary general liability, and excess casualty. Medical malpractice was one of the first lines of business where we began to see the impact of social inflation in 2017, and then in later years we saw evidence of it across commercial auto and primary general liability as well as excess casualty, which pressured reserves in the accident year block of 2015 through 2019. We previously commented on the reserve strengthening for those years, which was meaningful and almost entirely offset the favorable reserve development we experienced in workers’ compensation, surety and, to a lesser extent, our affinity programs.
A point of emphasis we made in the past regarding workers’ compensation favorable development bears restating. We never lowered the embedded elevated frequency and severity trends from older years; instead, we have conservatively reacted in terms of favorable development to what we saw in the actual incurred data, because of concerns that medical inflation might deteriorate at some point in the future. Now, even though medical costs impacting workers’ compensation have been benign for a protracted
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period, we believe our reserving approach remains appropriate because our current view is that higher medical costs could eventually start to impact our workers’ compensation long-run loss cost trends.
During the pandemic years we also commented on how actual loss activity abated from historical norms, yet we maintained our overall P&C underlying accident year loss ratio for the years 2020 through 2023 at right around 60% each year. We felt it was best to be conservative with the treatment of the implied margin expansion from earned rates being above loss cost trends during those years because we assumed that the pandemic was merely obfuscating the impact of social inflation. We believe that prudence boded well for the development of those accident years for the classes of business in the aggregate most impacted by social inflation, as our results continue to hold up relatively well against the initial loss ratio selections.
Through mid-year 2024, one area we strengthened is commercial auto. Although long-run loss cost trends remained near 6.5% in total, the commercial auto loss cost trend increased a little over a point to low double-digit as a result of recent claims experience, but that was offset mainly by property lines where we see some abatement in the impacts of economic inflation. As a result of the increase in loss cost trend in commercial auto, we raised our underlying loss ratio pick for this line and we strengthened our commercial auto reserves for accident years 2022 and 2023 by $24 million with $3 million of favorable reserve development in older accident years. This increase, together with the mix shift towards national accounts we noted last quarter, pushed up the total underlying loss ratio in Commercial by a half point over the prior year quarter.
In our Specialty segment, we increased the underlying loss ratio by one point in the first half of 2024 compared to last year even though loss cost trends remain stable. This increase is a function of written rates falling below long-run loss cost trends for several quarters in management liability lines. While cumulative rate increases achieved over the hard market period remain well above the rate level before the hard market, we are reacting conservatively to current pricing trends until we see greater discipline in the market.
Bottom line, we believe we have been methodically and appropriately prudent on how we look at our loss cost trends, how we set our current accident year loss ratios and the reserve development movements we make as information unfolds in our reserve studies.
Now let me provide some more specifics on our second quarter results.
Core income increased by $18 million in the second quarter from the same period last year to $326 million, and core income of $681 million for the first half of the year is a record high, continuing to exemplify our underwriting discipline and profitable growth. Net investment income of $618 million increased $43 million year-over-year, with our fixed income portfolio contributing $30 million of the increase from growth in both book yield and our invested asset base.
The P&C all-in combined ratio was 94.8%, with catastrophe losses of $82 million, or 3.5 points of the combined ratio, compared to $68 million, or 3.1 points in the prior year quarter. The catastrophe loss ratio is in line with our second quarter average over the last five years. Prior period development for P&C overall was favorable by 0.3 points of the combined ratio.
The P&C underlying combined ratio of 91.6% was 0.5 points higher than the prior year quarter. The underlying loss ratio was 60.6% and the expense ratio was 30.7%.
In the quarter, we continued to achieve strong production performance with 7% growth in gross written premiums excluding captives and 6% growth in net written premiums.
Renewal premium change overall was 5%, down a point from the first quarter. Rate increases were stable at 4%, as they have been for three consecutive quarters, but with variation by segment and class, and exposure was down a point to 1%. Exposure change was stable in Specialty and International but was down close to two points in Commercial. As I have mentioned before, our exposure change metric measures not just the impact on premium from changes in total insured value, payrolls and revenues, but
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also the impacts of changes in coverage such as limits and deductibles as well as changes in participation on shared and layered accounts. This quarter, the decline in exposure change is most significantly impacted by reductions in participation on shared and layered property accounts as we are always seeking to optimize our capacity relative to pricing and terms and conditions.
New business was up 7% in the quarter to a record high of $595 million with continued strong growth in our Commercial business units. Overall P&C retention remained high at 85% this quarter and has been right around this level for ten consecutive quarters. This reflects our emphasis on retaining the accounts we worked hard to secure over the last several years as we take advantage of a favorable market that continues to offer excellent opportunities.
Turning to our three segments, the all-in combined ratio for Commercial was 97.0%. Catastrophe losses of $76 million this quarter added 6.1 points to the combined ratio. The underlying combined ratio of 91.0% was 0.6 points lower than the prior year quarter. The underlying loss ratio was 62.0% and the expense ratio was 28.5%. The underlying underwriting gain of $115 million in Commercial was a record high.
Gross written premiums excluding captives grew 12% in the quarter, extending the string of quarters with double-digit growth to nine consecutive quarters. Net written premium growth was 10%. New business grew 18% and retention was 84% in the quarter. Retentions improved in our middle market and construction business units this quarter but dropped in our national accounts and small business units. Within national accounts the retention can be impacted by just a handful of large accounts and that is exactly what we saw with increased competition late in the quarter. Within small business the lower retention was largely driven by actions we took on certain catastrophe-exposed business and underperforming liability business.
Rate change in Commercial was 7%, up 1 point compared to last quarter. Rate accelerated in our construction and small business portfolios and was consistent with last quarter in middle market. Within middle market we continue to achieve low double-digit rate increase in commercial auto and property. Our national accounts rate was down slightly this quarter and was impacted to some extent by the increased levels of competition resulting in lower rate increase, but the impacts on retention were more pronounced where we chose to non-renew some accounts.
On a product line basis, commercial auto rate increases were up 14% in the quarter and excess casualty rates were up 11%, each consistent with last quarter. Primary general liability rates continue to increase in the mid single-digit range with renewal change a few points higher. Workers’ compensation rates continue to be negative due to favorable loss ratio results, but we continue to achieve low single-digit exposure increase on workers’ compensation accounts due to rising payrolls. Property rates increased by a point this quarter to high single-digit.
We renewed all of our property reinsurance treaties on June 1st. We maintained, and in some cases even enhanced, the coverages and covered perils in all our treaties and layers. Our corporate catastrophe treaty had a small increase in attachment point to $250 million but we also purchased more protection at the top of the tower, which now provides coverage for up to $1.4 billion of losses. We achieved favorable terms and conditions and pricing on the property treaties this year reflective of our prudent management of catastrophe risk over time.
Within Specialty, the all-in combined ratio was 92.7% in the second quarter, including 0.4 points of favorable prior period development. The underlying combined ratio was 93.1% with an underlying loss ratio of 59.6%, and the expense ratio was 33.2%.
Gross written premiums excluding captives growth for Specialty was 2% this quarter and net written premiums grew 4%. Growth in Specialty is showing improvement compared to the recent four quarter average as we continue to capitalize on strong new business opportunities within our healthcare portfolio.
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Within Specialty, rates in aggregate were flat this quarter, down two points from the first quarter. But a good portion of this decline is simply due to a different mix of business by unit within Specialty between the first and second quarters. Our healthcare rates continue to improve and were 9% this quarter, up two points over last quarter. Our affinity programs continue to produce stable rate change in the low to mid single-digit range, up a point this quarter. Rates in financial institutions and management liability continue to fluctuate on a quarterly basis and were slightly more negative this quarter. Even with rate declines stretching for nearly two years in financial institutions and management liability, cumulative rates since the beginning of the hard market are still up significantly.
Retention in Specialty improved by two full points to an extremely strong 90% for the quarter. Retention improved by five full points in our healthcare business even with strengthening rates. Retentions have been stable in the low 90’s in our affinity programs. And our financial institutions and management liability classes had a two-point improvement in retention to 92%.
For International, the all-in combined ratio was 91.9% in the quarter, including $6 million or 2.0 points of catastrophe losses. The underlying combined ratio was 90.9% with an underlying loss ratio of 58.1%, and the expense ratio was 32.8%. The underlying combined ratio in International has been below 92% for three consecutive years.
Competition continues to be very strong in our International segment with gross written premiums down 1% and with flat growth in net written premiums. Rates in International were flat in the quarter, down a point from the first quarter, and retention was lower by about two points. In this declining rate environment, we are prepared to secure only the accounts where we can get the terms and conditions we deem appropriate to maintain the very strong profitability level we enjoy in our International portfolio.
Scott Lindquist, Chief Financial Officer:
CNA’s core income of $326 million is up 6% compared to the prior year quarter, leading to a core return on equity of 10.6%, and reflects another quarter of great underwriting and investment results.
Our P&C expense ratio for the second quarter was 30.7% compared to 30.9% in the prior year quarter reflecting higher net earned premium. As we have noted previously, while we tend to have a certain amount of variability quarter to quarter in this ratio, we do expect the expense ratio to be at about this level for the full year.
The P&C net prior period development impact on the combined ratio was 0.3 points favorable in the current quarter. In the Specialty segment, favorable development in surety and in casualty coverages associated with healthcare products was partially offset by unfavorable development in other professional liability and management liability. In the Commercial segment, favorable development in workers’ compensation was largely offset by unfavorable development in commercial auto and general liability. The unfavorable development in commercial auto of $21 million was concentrated in the most recent accident years as Dino alluded to and the unfavorable development of $19 million in general liability was across multiple accident years going back to 2014 and prior. In the International segment, favorable development in specialty coverages was partially offset by unfavorable development in commercial coverages.
During the first quarter earnings call, we explained certain factors impacting our auto warranty business, namely, higher labor rates and car part costs are driving an increase in severity, and lengthier durations of car ownership resulting from higher car prices and interest rates are driving higher frequency of warranty claims. This same dynamic is continuing to impact claim costs in our non-insurance auto warranty business where pretax earnings before investment income of $16 million this quarter is down from $23 million in the prior year quarter, and year-to-date pretax earnings before investment income of $29 million is down from $46 million for the prior year six-month results. Please refer to the “Specialty - Results of Operations” page in our Financial Supplement for the detail on the non-insurance warranty revenue and expense line items that comprise pretax earnings before investment income.
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For Life & Group, we recorded a core loss of $1 million for the second quarter compared to a $20 million core loss for the prior year quarter, reflecting the reduced impact from long-term care policy buyouts and $10 million in higher investment income. Active inforce management risk mitigation activities are ongoing in our long-term care book, including rate filings, benefit reduction offers and policy buyouts. The current quarter results include a $2 million pretax loss related to $15 million of cash policy buyouts compared to $13 million pretax loss on $67 million of buyouts in the prior year quarter. We expect to continue offering buyouts with the impact to earnings from such activities varying quarter to quarter depending on timing and mix of buyout elections. Also, a reminder that we will perform our annual assumption updates for our Life & Group segment during the third quarter, which is consistent with historical practice.
Our Corporate segment produced a core loss of $53 million in the second quarter, compared to a $46 million loss in the prior year quarter. We conduct a comprehensive review of mass tort reserves in the second quarter of each year and will also react to developing facts and circumstances in other quarters. As a result of this quarter’s comprehensive review, the Corporate segment results include a $28 million after-tax charge related to unfavorable prior period development largely associated with legacy mass tort abuse claims. In addition to the foregoing, the second quarter results for the Corporate segment include a $5 million after-tax charge related to ongoing office consolidation. Looking forward, we expect another real estate consolidation charge of similar magnitude in the third quarter. Also, a reminder that our asbestos & environmental reserves within the Corporate segment are reviewed in the fourth quarter each year.
Turning to investments, total pretax net investment income was $618 million in the second quarter compared with $575 million in the prior year quarter, an increase of 7%. The increase was primarily driven by our fixed income and other investments, which excludes earnings from investments in limited partnerships and common stock. Limited partnerships and common stocks returned a $78 million gain, or 3.1%, in the current quarter compared to a $68 million gain, also 3.1%, in the prior year quarter.
Fixed income and other investments generated $540 million of income, up 7% compared to the prior year quarter. Our fixed income portfolio continues to provide consistent contributions to core income, which have been steadily increasing as a result of favorable reinvestment rates and strong cash flow from operations. The effective income yield of our consolidated fixed income portfolio was 4.8% in the second quarter, up from 4.7% in the first quarter and 4.6% in the prior year quarter. Reinvestment rates continue to be well above our P&C portfolio effective income yield of 4.4% and modestly above our Life & Group portfolio effective income yield of 5.6%.
Looking ahead, and based on the current interest rate environment which is subject to change, we expect income from fixed income and other investments to be about $545 million in the third quarter, which would be a 4% increase from the third quarter of 2023. In addition, for the full year 2024, we expect this figure to be about $2,180 million, or a 6% increase as compared to the full year 2023.
At quarter end, our balance sheet continues to be very solid with stockholders’ equity excluding AOCI of $12.4 billion, or $45.86 per share, an increase of 5% from year-end 2023 after adjusting for dividends. Stockholders’ equity including AOCI was $9.9 billion or $36.46 per share, at June 30, 2024. As a result of rising interest rates during the quarter, the net unrealized loss in our fixed income portfolio is now at $2.6 billion as of quarter-end. During the quarter, $550 million of senior notes matured, bringing our debt to capital excluding AOCI to just under 20%. Our next debt maturity of $500 million is due in the first quarter of 2026. Finally, we ended the quarter with statutory capital and surplus in the combined Continental Casualty Companies of $11.0 billion, which is about flat with year-end 2023.
Operating cash flow was strong at $616 million for the quarter and compares favorably to $501 million in the prior year quarter. The higher cash flow reflects strong underwriting results and higher earnings from our fixed income portfolio as well as lower cash buyouts of long-term care policies.
Turning to taxes, the effective tax rate on core income for the second quarter was 20.9%, which is in line with our full year 2024 expectations.
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Finally, we are pleased to announce our regular quarterly dividend of $0.44 per share to be paid on August 29, 2024 to stockholders of record on August 12, 2024.
Dino Robusto, Chairman and Chief Executive Officer:
CNA had a very strong second quarter, following up on an excellent first quarter, and has generated record core income for the first half of the year. Record levels of core income are reflective of disciplined underwriting, profitable growth and high levels of net investment income. We achieved 7% growth in gross written premiums excluding captives, 6% growth in net written premiums and our retention remains very strong at 85%. Our loss cost trends remain unchanged in the aggregate, but commercial auto continues to see elevated claim activity. We believe the double-digit rate increases in commercial auto and excess casualty, and meaningful high single-digits in medical malpractice will persist, thereby covering loss cost trends for these three classes of business most unfavorably impacted by social inflation.
We remain optimistic about our ability to successfully navigate the current favorable market dynamics and to further the Company’s profitable growth.
We look forward to providing comments to you next quarter.
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Questions and Answers
We invite shareholders and analysts to submit questions for management in advance of each quarter’s earnings release. Below we address some questions we have received as well as some timely and topical focus areas for CNA and our industry.
What do you expect the loss impact to be from the CrowdStrike event?
It is still very early; however, we do not expect this to be a major claims event for us.
Where is pricing going? What do you expect?
Based on what we can see right now, in the financial lines there is a little bit of variability month to month, but we expect to see a little bit of moderation in the rate decreases in this area. In workers’ compensation, we anticipate it remaining in the mid single-digit negative range. On property, rate has come down from where it was late last year; absent any significant catastrophe experience that this line tends to respond quickly to, we do not expect rate to re-accelerate and expect it to be in the low to mid single-digit range in total. On the casualty lines pressured by social inflation, as we indicated in our prepared remarks, commercial auto and excess casualty are in the low double-digits and rates need to continue to increase. In International, we expect rate in the aggregate to stay roughly flat as margins are still favorable.
Do you think loss cost trends could increase?
As we said in our prepared remarks, loss cost trends are unchanged in aggregate, but are up over a point in commercial auto even with reduced backlogs in our court system today. We are taking into consideration everything that we see right now for each class of business. Is there a possibility loss cost trends could continue to go higher? It is certainly possible. So we will continue to watch it and react accordingly.
Can you please remind us of your investment portfolio exposure to the commercial real estate sector, in particular office properties?
Our direct exposure to commercial real estate is through fixed income securities, in the form of commercial mortgage-backed securities and debt issued by real estate investment trusts, as well as through our direct mortgage loan portfolio. Together these three portfolios comprise about 8% of our total investment portfolio. Our commercial real estate holdings are high quality and well diversified as to underlying property type and geography, with a modest exposure to central business district office properties. Taken together, our CMBS and REIT portfolios are over 95% investment grade with about 60% rated A or higher. Finally, we are limited in exposure to commercial real estate in our limited partnership portfolio as this is not one of our core alternative strategies. Please refer to our 2023 Annual Report on Form 10-K for additional detail on our commercial real estate holdings.

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Reconciliation of GAAP Measures to Non-GAAP Measures
These earnings remarks contain financial measures that are not in accordance with accounting principles generally accepted in the United States of America (GAAP).  Management utilizes these financial measures to monitor the Company's insurance operations and investment portfolio. The Company believes the presentation of these measures provides investors with a better understanding of the significant factors that comprise the Company's operating performance. Reconciliations of these measures to the most comparable GAAP measures follow below.
Reconciliation of Net Income (Loss) to Core Income (Loss)
Core income (loss) is calculated by excluding from net income (loss) the after-tax effects of net investment gains or losses. The calculation of core income (loss) excludes net investment gains or losses because net investment gains or losses are generally driven by economic factors that are not necessarily reflective of our primary operations. Management monitors core income (loss) for each business segment to assess segment performance. Presentation of consolidated core income (loss) is deemed to be a non-GAAP financial measure.

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2024	2023	2024	2023
Net income	$ 317	$ 283	$ 655	$ 580
Less: Net investment losses	(9)	(25)	(26)	(53)
Core income	$ 326	$ 308	$ 681	$ 633
Reconciliation of Net Income (Loss) per Diluted Share to Core Income (Loss) per Diluted Share
Core income (loss) per diluted share provides management and investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core income (loss). Core income (loss) per diluted share is core income (loss) on a per diluted share basis.

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
	2024	2023	2024	2023
Net income per diluted share	$ 1.17	$ 1.04	$ 2.40	$ 2.13
Less: Net investment losses	(0.02)	(0.09)	(0.10)	(0.20)
Core income per diluted share	$ 1.19	$ 1.13	$ 2.50	$ 2.33
Reconciliation of Book Value per Share to Book Value per Share Excluding AOCI
Book value per share excluding accumulated other comprehensive income (loss) (AOCI) allows management and investors to analyze the amount of the Company's net worth primarily attributable to the Company's business operations. The Company believes this measurement is useful as it reduces the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

	June 30, 2024	December 31, 2023
Book value per share	$ 36.46	$ 36.52
Less: Per share impact of AOCI	(9.40)	(9.87)
Book value per share excluding AOCI	$ 45.86	$ 46.39

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Calculation of Return on Equity and Core Return on Equity
Core return on equity provides management and investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to its business operations.

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2024	2023	2024	2023
Annualized net income	$ 1,270	$ 1,132	$ 1,311	$ 1,160
Average stockholders' equity including AOCI (a)	9,768	8,696	9,883	8,637
Return on equity	13.0%	13.0%	13.3%	13.4%

Annualized core income	$ 1,303	$ 1,233	$ 1,361	$ 1,266
Average stockholders' equity excluding AOCI (a)	12,328	12,063	12,493	12,148
Core return on equity	10.6%	10.2	10.9%	10.4%
(1)Average stockholders' equity is calculated using a simple average of the beginning and ending balances for the period.
For additional information, please refer to CNA's filings with the Securities and Exchange Commission available at www.cna.com.
Forward-Looking Statements
These earnings remarks include statements that relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties, please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.
Any forward-looking statements made in these earnings remarks are made by CNA as of the date of these remarks. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in these remarks, even if CNA’s expectations or any related events, conditions or circumstances change.

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